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                                 [LETTERHEAD]

                                 July 17, 1996


Board of Directors
Newnan Holdings, Inc.
19 Jefferson Street
Newnan, GA 30264

Board of Directors
Southside Financial Group, Inc.
675 N. Jeff Davis Drive
Fayetteville, GA 30214

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences relating to the acquisition (the "Acquisition") of Southside Financial Group, Inc., a corporation organized and existing under the laws of the State of Georgia, ("Southside") by Newnan Holdings, Inc., a Georgia corporation (the "Holding Company") as described in the Agreement and Plan of Merger, by and among the Newnan Savings Bank, FSB, a bank organized under the laws of the United States of America ("Newnan"),the Holding Company, Southside, Citizens Bank and Trust of Fayette County, a bank organized and existing under the laws of the State of Georgia, and Interim Citizens Corporation, a corporation organized and existing under the laws of the State of Georgia ("Interim Citizens") dated as of November 2, 1995 (the "Acquisition Agreement").

     Pursuant to the terms of the Acquisition Agreement, Newnan has agreed to use its best efforts to effect the formation of a holding company (the "Reorganization") for Newnan simultaneously with the Acquisition pursuant to a Plan of Reorganization by and among Newnan, the Holding Company and Interim Newnan, FSB, an interim savings bank organized under the laws of the United States of America ("Interim Newnan") dated as of December 14, 1995 (the "Plan of Reorganization").

     FORMATION OF HOLDING COMPANY

     Newnan has 8,000,000 shares of common stock ("Newnan Stock"), $1.00 par value, authorized, of which 1,443,116 shares are issued and outstanding. The Holding Company has 8,000,000 shares of common stock ("Holding Company Stock"), $1.00 par value, authorized, of which one share is issued and outstanding solely for the purpose of consummating the Reorganization and the Acquisition. The Holding Company formed a wholly owned subsidiary, Interim Newnan, for the sole purpose of consummating the Reorganization. Interim Newnan has

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[LETTERHEAD]

Newnan Holdings, Inc.
Southside Financial Group Inc.
July 17, 1996
Page 2


8,000,000 shares of common stock ("Interim Newnan Stock") $1.00 par value, authorized, of which one share is issued and outstanding and held of record by the Holding Company.

     Pursuant to the Plan of Reorganization, Interim Newnan will merge with and into Newnan, with Newnan surviving the merger. Shareholders of Newnan shall receive, by virtue of the Reorganization, one share of Holding Company Stock for each of their shares of Newnan Stock. Each Newnan shareholder dissenting to the Reorganization will receive cash in exchange for such shareholder's shares of Newnan Stock. The aggregate number of shares of Newnan Stock dissenting from the Reorganization will not exceed ten percent (10%) of the outstanding shares of Newnan Stock.

     ACQUISITION OF SOUTHSIDE

     In order to acquire Southside, the Holding Company has formed a wholly owned subsidiary, Interim Citizens. Interim Citizens has 8,000,000 shares of common stock ("Interim Citizens Stock") par value, authorized, of which one share is issued and outstanding and held of record by the Holding Company. Southside has 5,000,000 shares of common stock ("Southside Stock") $10.00 par value, authorized, of which 369,607 shares are issued and outstanding.

     Pursuant to the Acquisition Agreement, Interim Citizens will be merged with and into Southside, with Southside surviving the merger. Shareholders shall receive, by virtue of the Acquisition, $41.00 for each share of Southside Stock owned (the "Merger Consideration"). Shareholders who "own or control" (as described in Section 11.1 of the Acquisition Agreement) 5,000 or more shares of Southside Stock may elect to receive the Merger Consideration in the form of Holding Company Stock in accordance with the Acquisition Agreement. The aggregate number of shares of Holding Company Stock which may be issued in the Acquisition will not exceed 145,000. Each Southside shareholder dissenting to the Acquisition will receive cash in exchange for such shareholder's shares of Southside stock. The aggregate number of shares of Southside Stock dissenting from the Acquisition shall not exceed ten percent (10%) of the outstanding shares of Southside Stock.

     DISCUSSION AND OPINION

     BACKGROUND

     The federal income tax consequences to the Southside shareholders as a result of the Acquisition will vary, as discussed below, depending on whether the Acquisition and the Reorganization are treated as part of a single transaction or as separate distinct transactions. Applicable authority is not sufficiently clear to allow us to render an opinion as to whether the Acquisition and Reorganization will be treated as part of a single transaction or as separate distinct transactions. As a result, the federal income tax consequences of each of these two scenarios is discussed below.

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[LETTERHEAD]

Newnan Holdings, Inc.
Southside Financial Group Inc.
July 17, 1996
Page 3


     SINGLE TRANSACTION

     Assuming the Reorganization and the Acquisition will be viewed as part of a single transaction, Interim Newnan and Interim Citizens, most likely, will be ignored as transitory. SEE Rev. Rul. 67-448, 1967-2 C.B. 144. The Newnan shareholders will be deemed to have contributed their Newnan Stock to the Holding Company in exchange for Holding Company Stock, and the Southside shareholders will be deemed to have contributed their Southside Stock to the Holding Company in exchange for Holding Company Stock and cash, both as part of a single transaction. After said exchange, former shareholders of Newnan and Southside would own all of the outstanding stock of the Holding Company.

     Accordingly, assuming the Reorganization and the Acquisition are viewed as part of a single transaction, we are of the opinion that the Acquisition, most likely, will qualify as part of an exchange pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). In such event, the federal income tax consequences will be as follows:

         (a) No gain or loss will be recognized for federal income tax purposes by Southside shareholders upon the exchange of their shares of Southside Stock for Holding Company Stock.

         (b) The aggregate basis of the shares of Holding Company Stock to be received by Southside shareholders will be the same as the aggregate basis of Southside Stock surrendered in exchange therefor.

         (c) The holding period of the Holding Company Stock to be received by each Southside shareholder will include the period during which the shares of Southside Stock surrendered in exchange therefor had been held, provided such shares were held by such shareholder as a capital asset at the effective time of the Acquisition.

         (d) To the extent the Southside shareholders receive Merger Consideration in the form of cash from Southside or receive cash from Southside in lieu of fractional shares of Holding Company Stock, Southside shareholders will be treated as having received such payments as taxable distributions in redemption, as provided in Section 302(a) of the Code, of shares of Southside Stock. Each affected Southside shareholder will be required to consult such shareholders' own tax advisor for the tax effect of such redemption (i.e., exchange treatment with basis recovery or dividend) in light of such shareholder's particular facts and circumstances.

         (e) Southside shareholders who exercise their statutory right to dissent and receive solely cash in exchange for their shares of Southside Stock will be treated as having received such payments as taxable distributions in redemption, as provided in Section 302(a) of the Code, of shares of Southside Stock. Each affected Southside shareholder will be required to consult such shareholder's own tax advisor for the tax

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[LETTERHEAD]

Newnan Holdings, Inc.
Southside Financial Group Inc.
July 17, 1996
Page 4


     effect of such redemption (i.e., exchange treatment with basis recovery or dividend) in light of such shareholder's particular facts and circumstances.

         (f) To the extent the Southside shareholders receive Merger Consideration in the form of cash from the Holding Company or receive cash from the Holding Company in lieu of fractional shares of Holding Company Stock, gain will be recognized on the lesser of the amount of (1) such cash received or (2) the amount by which the fair market value of the Merger Consideration received in the exchange exceeds the shareholder's basis in Southside Stock. The character of such gain will be capital gain provided the Southside Stock constitutes a capital asset in the hands of the Southside shareholder. No loss may be recognized.

         (g) No gain or loss will be recognized by the Holding Company or Interim Citizens as a consequence of the Acquisition.

         (h) No gain or loss will be recognized by Southside as a consequence of the Acquisition, except for deferred gain or loss recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

     SEPARATE TRANSACTIONS

     Assuming the Reorganization and the Acquisition will be viewed as two separate transactions, we are of the opinion that the Acquisition will not qualify as a reorganization pursuant to Section 368(a) of the Code or as an exchange pursuant to Section 351 of the Code. SEE E.G., PLRs 8822062 and 8817079. In such event, the federal income taxes will be as follows:

         (a) To the extent the Southside shareholders receive Merger Consideration from the Holding Company in the form of cash or Holding Company Stock, or cash from the Holding Company in lieu of fractional shares of Holding Company Stock, gain or loss will be recognized for federal income tax purposes by Southside shareholders equal to the difference between the basis in their Southside Stock and the fair market value of the Merger Consideration and other cash received in the exchange. The character of such gain or loss will be capital gain or loss provided the Southside Stock constitutes a capital asset in the hands of the Southside shareholder.

         (b) The aggregate basis of the shares of Holding Company Stock to be received by Southside shareholders will be equal to the fair market value of the Southside Stock exchanged for Holding Company Stock.

         (c) To the extent the Southside shareholders receive Merger Consideration in the form of cash from Southside or cash from Southside in lieu of fractional shares of

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[LETTERHEAD]

Newnan Holdings, Inc.
Southside Financial Group Inc.
July 17, 1996
Page 5


     Holding Company Stock, Southside shareholders will be treated as having received such payments as taxable distributions in redemption, as provided in Section 302(a) of the Code, of shares of Southside Stock. Each affected Southside shareholder will be required to consult such shareholder's own tax advisor for the tax effect of such redemption (i.e., exchange treatment with basis recovery or dividend) in light of such shareholder's particular facts and circumstances.

         (d) Southside shareholders who exercise their statutory right to dissent and receive solely cash in exchange for their shares of Southside Stock will be treated as having received such payments as taxable distributions in redemption, as provided in Section 302(a) of the Code, of shares of Southside Stock. Each affected Southside shareholder will be required to consult such shareholder's own tax advisor for the tax effect of such redemption (i.e., exchange treatment with basis recovery or dividend) in light of such shareholder's particular facts and circumstances.

         (e) No gain or loss will be recognized by the Holding Company or Interim Citizens as a consequence of the Acquisition.

         (f) No gain or loss will be recognized by Southside as a consequence of the Acquisition, except for deferred gain or loss recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

     While we are of the opinion that there is substantial authority for the position that the Reorganization and the Acquisition will be viewed as a single transaction and, thus subject to Section 351, the matter is not free from doubt. We cannot opine that it is more likely than not that if the case were litigated, we would prevail in our position that this is a Section 351 transaction.

     For purposes of rendering the opinions, we have reviewed and relied upon the Plan of Reorganization, the Acquisition Agreement, the certificate attached hereto, and such other documents as we have considered appropriate. In addition, we have assumed with your permission that the facts and representations certified to us in writing by the Holding Company and Southside which are set forth in the certificate attached hereto, apply as of the effective time of the Acquisition. A copy of such certificate is attached hereto and incorporated herein by reference. We have neither investigated nor verified the accuracy of any of the facts which have been certified to us, upon which this opinion is based.

     This opinion is based also upon the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed herein. This opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Southside shareholders in light of their particular circumstances,

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[LETTERHEAD]

Newnan Holdings, Inc.
Southside Financial Group Inc.
July 17, 1996
Page 6

including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Southside Stock as "capital assets" within the meaning of Section 1221 of the Code, and shareholders who acquired their shares of Southside Stock pursuant to the exercise of Southside options or otherwise as compensation.

     This opinion is being rendered solely to the parties to whom it is addressed and may be relied upon by them and the shareholders of Southside. This opinion may not be relied upon by any other party without the express written permission of our Firm. We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Registration Statement on Form S-4 filed by the Holding Company with the Securities and Exchange Commission under the Securities Act of 1933 and to the inclusion of this opinion as an exhibit thereto.

                                       Very truly yours,

                                       /s/
                                  POWELL, GOLDSTEIN, FRAZER & MURPHY